FOR IMMEDIATE RELEASE

            UNION PACIFIC RESOURCES TO ACQUIRE AMAX OIL AND GAS

Bethlehem, Pa., March 1, 1994 -- Union Pacific Corporation announced today that its oil and gas subsidiary, Union Pacific Resources Company (UPRC), has signed an agreement to acquire AMAX Oil & Gas for a net purchase price of approximately $725 million. With the bulk of the acquisition property in Texas, UPRC plans to develop another core area in a state where it is a major operator. The transaction is expected to close in about 30 days.

      The Company will purchase all of the shares of AMAX for approximately $819 million in cash. Immediately upon closing, UPRC will sell AMAX's Northern Division, which includes properties and facilities in Oklahoma, the Texas Panhandle, New Mexico and Colorado, to Universal Resources Corporation for $94.5 million. Universal is a subsidiary of Questar Corporation of Salt Lake City.

      AMAX Oil & Gas is a subsidiary of Cyprus Amax Minerals Company, the company formed by the recent merger of Cyprus Minerals Company and AMAX Inc. All of Cyprus Amax's oil and gas assets are being sold in the transaction.

      The properties to be retained by UPRC are predominately long-lived natural gas producing, gathering and processing assets in Texas and Louisiana. They include interests in 14 major fields and encompass over 600,000 acres and approximately 2,000 producing wells.

      The assets also include interests in over 550 miles of gathering lines and three gas processing plants, which constitute a significant portion of the value. UPRC will hold a majority working interest in and operate essentially all of the acquired properties.

      The majority of the properties are located in the Ozona area, in Crockett County, Texas, about 150 miles south of Midland. The primary producing formation in the Ozona field is the Canyon Sand, which lies at a depth of about 7,000 feet. Canyon Sand wells typically have long lives, with economic production for up to 50 years. UPRC will operate producing, gathering and processing assets in Crockett County as a new core area. The balance of the properties will be managed by existing UPRC profit centers.

      The Company expects to book proved lease reserves of approximately 550 BCFE initially following the acquisition. Based on a preliminary allocation of the purchase price, UPRC paid approximately $.77 per MCFE for proved lease reserves. Through an extensive development program in the Ozona and other areas, UPRC intends to prove up significant probable and possible reserves in these largely underdeveloped properties. UPRC intends to begin its development efforts in mid-1994 with a multi-rig drilling program in the Ozona field.